Exhibit 10.35

EXECUTION VERSION

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of January 28, 2015, by and among POST APARTMENT HOMES, L.P., a limited partnership formed under the laws of the State of Georgia (the “Borrower”), each of the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

(a) The Credit Agreement is amended by restating the definitions of “Applicable Facility Fee”, “Applicable Margin”, “Capitalization Rate”, “EBITDA”, “Guarantor”, “Issuing Bank”, “LIBOR”, “LIBOR Market Index Rate”, “Mixed-Use Project”, “OFAC”, “Property” and “Termination Date” contained in Section 1.1. in their entirety to read as follows:

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
1	0.125%
2	0.150%
3	0.200%
4	0.250%
5	0.300%

Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee.

“Applicable Margin” means the percentage rate set forth below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.5.(m) that the Borrower’s Credit Rating has changed;

provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the Level corresponding to the higher of such two Credit Ratings unless such Credit Ratings are more than one Level apart, in which case, the Applicable Margin shall be determined based on the Level immediately below the Level corresponding to the higher Credit Rating. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period that the Borrower has not received a Credit Rating from either Rating Agency, the Applicable Margin shall be determined based on Level 5.

Level	Borrower’s Credit Rating (S&P/Moody’s)	Applicable Margin
1	A-/A3 or better	0.875%
2	BBB+/Baa1	0.925%
3	BBB/Baa2	1.050%
4	BBB-/Baa3	1.250%
5	Lower than BBB-/Baa3	1.550%

“Capitalization Rate” means 6.00%.

“EBITDA” means, with respect to a Person for any period (without duplication): (a) net income (or loss) of such Person and its Wholly Owned Subsidiaries for such period, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) all provisions for any Federal, state or other income tax expense; (iv) asset impairment charges, restructuring charges, and all extraordinary or nonrecurring gains and losses (including without limitation severance charges and casualty losses); (v) changes in deferred taxes and other noncash items; (vi) non-cash expenses associated with stock compensation; (vii) in the case of the Borrower, distributions on Preferred Securities issued by the Borrower; (viii) gains or losses from early extinguishment of Indebtedness and redemption of Preferred Securities (including any gains or losses in respect of any derivative agreements or arrangements in effect that are related to such Indebtedness or Preferred Securities), (ix) fees, expenses, charges and costs (or amortization of the foregoing) incurred or taken in connection with any acquisition, merger or consolidation (in each case whether or not completed); (x) in the case of the Borrower and its Subsidiaries, fees, costs, charges and expenses incurred or taken, and any profits realized, in connection with the discontinuation and wind-down of the condominium operations of the Borrower and its Subsidiaries; (xi) straight line rent leveling adjustments; and (xii) amortization of intangibles pursuant to ASC Topic 805 (formerly SFAS 141R), in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis; plus (b) such Person’s Ownership Share of EBITDA from its Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates (determined for such Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates in a manner consistent with the foregoing), determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

“Guarantor” means PPI, GP Sub, LP Sub and any other Person that shall become a Guarantor as provided in Section 7.12(a) and has not been released as provided in Section 7.12.(c).

“Issuing Bank” means each of Wells Fargo and JPMorgan Chase Bank, N.A., in its capacity as an issuer of Letters of Credit pursuant to Section 2.4. Any reference to “the Issuing Bank” herein shall be deemed to refer to each Issuing Bank, any Issuing Bank, the applicable Issuing Bank or all Issuing Banks, as the context may require.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; provided that if LIBOR determined as provided above would be less than zero, then LIBOR shall be deemed to be zero for purposes of this Agreement. Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.

“Mixed-Use Project” means a mixed-use project that includes or will include a Multifamily Property and/or Renovation Property, including such a mixed-use project where upon completion or substantial completion of the project the portion of the project that is attributable to non-residential uses is to be transferred to or otherwise held by a Person other than PPI, the Borrower or a Subsidiary or Unconsolidated Affiliate of PPI or the Borrower (the “Excluded Portion”).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Property” means a parcel or unit (or group of related parcels or units) of real property developed (or to be developed) as a Multifamily Property, Mixed-Use Project or other use by PPI, the Borrower, or any other Subsidiary or, as the context may require, their Unconsolidated Affiliates, and which is located in a state of the United States of America or the District of Columbia.

“Termination Date” means January 19, 2019, or such later date to which the Termination Date may be extended pursuant to Section 2.13.

(b) The Credit Agreement is further amended by restating clause (c) of the definition of the term “Change of Control” in Section 1.1. to read as follows:

(c) [Reserved];

(c) The Credit Agreement is further amended by restating clauses (b) and (c) of the definition of “Eligible Property” contained in Section 1.1. thereof in their entirety to read as follows:

(b) such Property is owned entirely by the Borrower or a Wholly Owned Subsidiary of the Borrower in fee simple, or is leased under an Eligible Ground Lease, by the Borrower or a Wholly Owned Subsidiary of the Borrower;

(c) neither such Property, nor any interest of the Borrower or such Wholly Owned Subsidiary therein, is subject to any Lien (other than Permitted Liens described in clauses (a) through (e) of the definition of such term) or to any Negative Pledge;

(d) The Credit Agreement is further amended by replacing the “; plus” appearing at the end of clause (h) of the definition of the term “Gross Asset Value” in Section 1.1. thereof with “.” and deleting clause (i) of such definition.

(e) The Credit Agreement is further amended by adding the following sentence to the end of the definition of the term “Indebtedness” in Section 1.1.:

For the avoidance of doubt, obligations of the Borrower or any of its Wholly Owned Subsidiaries (i) owing to any Governmental Authority pursuant to any lease of a Property by the Borrower or any such Wholly Owned Subsidiary that has been incurred in connection with its development of such Property and the issuance by such Governmental Authority of bonds supported in full by the payments under such lease, and (ii) in respect of the purchase, and any Guarantee of payment, of such bonds, shall not constitute Indebtedness for purposes of this Agreement to the extent the Borrower or any such Wholly Owned Subsidiary owns all such bonds outstanding from time to time and retains the option to cancel such lease and purchase the Property from the Governmental Authority on terms favorable to the Borrower or such Wholly Owned Subsidiary.

(f) The Credit Agreement is further amended by replacing each reference to the figure “20%” included in the definition of “Non-Multifamily Property” with a reference to the figure “30%”.

(g) The Credit Agreement is further amended by adding the following new definitions of “Anti-Corruption Laws”, “Disbursement Instruction Agreement”, “Extended Letter of Credit”, “Issuing Bank Commitment”, “Sanctioned Country”, “Sanctioned Person”, “Sanctions” and “Second Amendment Date” in the correct alphabetical order in Section 1.1 thereof:

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit K to be executed and delivered by the Borrower, as the same may be updated from time to time upon prior written notice from the Borrower to the Administrative Agent with respect to the information to be set forth on the second and third pages thereof, and otherwise as amended, restated or modified with the prior written approval of the Administrative Agent.

“Extended Letter of Credit” has the meaning given that term in Section 2.4.(b).

“Issuing Bank Commitment” means, with respect to an Issuing Bank, the aggregate Stated Amount of Letters of Credit that such Issuing Bank has agreed, in writing, to provide subject to the terms and conditions set forth in this Agreement. As of the Second Amendment Date the amount of the Issuing Bank Commitment of each Issuing Bank is $50,000,000.

“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions (as of the Second Amendment Date, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or by the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned at least 50% by, or Controlled by, any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means, with respect to any country, territory or Person, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States of America, including without limitation, OFAC or by the U.S. Department of State, in each case to the extent applicable to such country, territory or Person.

“Second Amendment Date” means January 28, 2015.

(h) The Credit Agreement is further amended by deleting the definitions of the terms “Condominium Property”, “Condominium Property Value”, “Significant Subsidiary”, “Tangible Net Worth” and “Transfer Authorizer Designation Form” from Section 1.1.

(i) The Credit Agreement is further amended by restating the last sentence of Section 2.1.(c) thereof in its entirety to read as follows:

Subject to fulfillment of the applicable conditions set forth in Section 5.2., the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 3:00 p.m. on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.

(j) The Credit Agreement is further amended by restating Section 2.4. thereof in its entirety to read as follows:

Section 2.4. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.15., each Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $100,000,000 (the “L/C Commitment Amount”); provided, however, that an Issuing Bank shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate Stated Amounts of Letters of Credit issued by such Issuing Bank and then outstanding would exceed such Issuing Bank’s Issuing Bank Commitment. The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is five (5) days prior to the Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is five (5) days prior to the Termination Date; provided, further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”) so long as the Borrower delivers to the Administrative Agent for the benefit of the applicable Issuing Bank no later than 20 Business Days prior to the Termination Date Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 20 Business Days prior to the Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. The initial Stated Amount of each Letter of Credit shall be at least $100,000 (or such lesser amount as may be acceptable to the Borrower, the applicable Issuing Bank and the Administrative Agent).

(c) Requests for Issuance of Letters of Credit. The Borrower shall give an Issuing Bank and the Administrative Agent written notice at least five (5) Business Days (or telephonic notice promptly confirmed in writing) prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the applicable Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 5.2., the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days (or such shorter time period as may be acceptable to the applicable Issuing Bank) following the date after which such Issuing Bank has received all of the items, if any, required to be delivered to it under this subsection. An Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Administrative Agent or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit which modifications increase the obligations of an Issuing Bank in respect of such Letter of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the applicable Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit issued by it within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each Issuing Bank for the amount of each demand for payment under each Letter of Credit issued by such Issuing Bank at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than as provided in this subsection). Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to the Administrative Agent for the account of each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Commitment Percentage of such payment.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the applicable Issuing Bank, or if the Borrower fails to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the applicable Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 1:00 p.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f) Effect of Letters of Credit on Commitments. Upon the issuance by an Issuing Bank of a Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g) Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit issued by an Issuing Bank against such documents, such Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, the Administrative Agent or any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the

Issuing Banks’, the Administrative Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse an Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuing Bank, any other Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, such Issuing Bank, any other Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.10., but not in limitation of the Borrower’s unconditional obligation to reimburse an Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, an Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, an Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, an Issuing Bank or any Lender with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by such Issuing Bank shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Lenders, if any, required by Section 12.7. shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i) Lenders’ Participation in Letters of Credit. Immediately upon (i) the Effective Date with respect to all Existing Letters of Credit and (ii) the date of issuance by an Issuing Bank of any Letter of Credit, each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit issued by it pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of such Issuing Bank, the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)).

(j) Payment Obligation of Lenders. To the extent not previously paid by a Lender with respect to an Extended Letter of Credit pursuant to the third sentence of the immediately preceding subsection (b), each Lender severally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing except as otherwise provided in Section 3.9.(d). If the notice referenced in the second sentence of Section 2.4.(e) is received by a Lender not later than 11:00 a.m., then such Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(f) or (g), (iv) the termination of the Commitments or

(v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of the applicable Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Lenders. Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, who shall promptly provide the same to each Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time. Upon the request of the Administrative Agent from time to time, an Issuing Bank shall deliver any other information reasonably requested by the Administrative Agent with respect to such Letter of Credit that is the subject of the request. Other than as set forth in this subsection, the Issuing Banks and the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank or the Administrative Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

(l) Extended Letters of Credit. Each Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts or otherwise.

(k) The Credit Agreement is further amended by restating Section 2.17. thereof in its entirety to read as follows:

Section 2.17. Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

(l) The Credit Agreement is amended by restating the second sentence of Section 3.5.(c) thereof in its entirety to read as follows:

In addition to such fees, the Borrower shall pay to an Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank equal to one-eighth of one percent (0.125%) per annum on the daily average Stated Amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full.

(m) The Credit Agreement is further amended by restating Section 3.5.(d) thereof in its entirety to read as follows:

(d) Revolving Credit Extension Fee. If the Borrower exercises its right to extend the Termination Date in accordance with Section 2.13., the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee equal to 0.15% of the amount of such Lender’s Commitment being extended (whether or not such Commitment amount being extended is then being utilized). Such fee shall be due and payable in full on the date the Administrative Agent receives the Extension Request pursuant to such Section.

(n) The Credit Agreement is further amended by restating Section 6.1.(s) thereof in its entirety to read as follows:

(s) Business. As of the Agreement Date, PPI, the Borrower, the other Loan Parties and the other Subsidiaries are principally engaged in the business of owning, acquiring, renovating, developing and managing Multifamily Properties, including Mixed-Use Projects, together with other business activities reasonably related or incidental thereto.

(o) The Credit Agreement is further amended by restating Section 6.1.(w) thereof in its entirety to read as follows:

(w) Sanctions and Anti-Corruption Laws. The Borrower, PPI, and their respective Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, PPI, or any of their respective Subsidiaries or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, or the use of proceeds of any Loan or Letter of Credit by the Borrower, will violate any Anti-Corruption Law or applicable Sanctions.

(p) The Credit Agreement is further amended by restating Section 7.8. thereof in its entirety to read as follows:

The Borrower will use the proceeds of Loans only to provide for the general working capital needs of PPI, the Borrower and their respective Subsidiaries and for other general corporate purposes of PPI, the Borrower and their respective Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds (i) to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however, to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the Borrower may use proceeds of the Loans and Letters of Credit to purchase PPI’s capital stock and the Borrower’s partnership interests so long as such use will not result in any of the Loans, Letters of Credit or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System), (ii) to fund any operations in, finance or facilitate any investments or activities in, or make any payments to, a Sanctioned Person or in any Sanctioned Country or in any manner that would result in the violation of any Sanctions applicable to the Borrower or its Subsidiaries or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(q) The Credit Agreement is further amended by restating Section 7.12. thereof in its entirety to read as follows:

(a) Requirement to Become Guarantor. Within 15 Business Days (or such longer period of time as may be acceptable to the Administrative Agent, but in any event within 30 calendar days) following the date on which either of the following conditions first applies to any Subsidiary that is not already a Guarantor, the Borrower shall deliver to the Administrative Agent each of the following items, each in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement (or if the Guaranty is not in effect, a Guaranty) executed by such Subsidiary and (ii) the items that would have been delivered under subsections (iv), (vii) through (x), and (xiv) of Section 5.1.(a) if such Subsidiary had been a Guarantor on the Agreement Date: (x) such Subsidiary Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the Borrower or any other Subsidiary of the Borrower (other than an Excluded Subsidiary guaranteeing or otherwise becoming obligated in respect of the Indebtedness of another Excluded Subsidiary) or (y)(A) such Subsidiary owns an Eligible Property or Other Multifamily Property included in the determination of Unencumbered Adjusted Net Operating Income, and (B) such Subsidiary, or any other Subsidiary of the Borrower that directly, or indirectly through one or more other Subsidiaries of the Borrower, owns any Equity Interest in such Subsidiary, has incurred, acquired or suffered to exist any Indebtedness that is not Nonrecourse Indebtedness.

(b) [Reserved].

(c) Release of a Guarantor. Except for PPI, GP Sub and LP Sub, the Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor ceases to be a Subsidiary of the Borrower in a transaction not prohibited by Section 9.7. or such Guarantor meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary” or such Guarantor has obtained a loan secured by a mortgage on its principal Property; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (iv) the representation and warranty set forth in Section 6.1.(k) shall be true and correct in all material respects on and as of the date of such release with the same force and effect as if made on and as of such date; and (v) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(r) The Credit Agreement is further amended by restating Section 8.5.(k) thereof in its entirety to read as follows:

(k) [Reserved];

(s) The Credit Agreement is further amended by restating Section 9.1.(d) thereof in its entirety to read as follows:

(d) [Reserved].

(t) The Credit Agreement is further amended by restating Section 9.1.(e) thereof in its entirety to read as follows:

(e) [Reserved].

(u) The Credit Agreement is further amended by restating Section 9.4.(a)(iii) thereof in its entirety to read as follows:

(iii) Non-Multifamily Properties, such that the aggregate value of all such Non-Multifamily Properties exceeds 5.0% of Gross Asset Value;

(v) The Credit Agreement is further amended by restating Section 9.4.(a)(vi) thereof in its entirety to read as follows:

(vi) Development Properties (excluding Unimproved Land), such that the Total Budgeted Cost of all such Development Properties exceeds 25.0% of Gross Asset Value.

(w) The Credit Agreement is further amended by restating Section 9.4.(c) thereof in its entirety to read as follows:

(c) [Reserved].

(x) The Credit Agreement is further amended by restating Section 9.5.(b) thereof in its entirety to read as follows:

(b) Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case immediately prior to such Investment, and after giving effect thereto, no Event of Default is or would be in existence;

(y) The Credit Agreement is further amended by restating subsections (d) and (e) of Section 10.6. in their entirety as follows:

(d) If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account to be less than the Stated Amount of all Extended Letters of Credit that remain outstanding.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 5 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities then due and owing at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the third sentence of Section 2.4.(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(z) The Credit Agreement is further amended by deleting the language “If to the Issuing Bank” and the immediately following notice information for Wells Fargo in Section 12.1. and replacing such language with the following:

If to Wells Fargo, as an Issuing Bank:

Wells Fargo Bank, National Association

2859 Paces Ferry Road, Suite 1200

Atlanta, Georgia 30339

Attn: Loan Administration Manager

Telecopier: 770-435-2262

Telephone: 770-319-3800

If to JPMorgan Chase Bank, N.A., as an Issuing Bank:

JPMorgan Chase Bank, N.A.

10420 Highland Manor Drive, Fl 4

Tampa, FL 33610

Attn: James Alonzo

Telecopier: 856-294-5267

Telephone: 813-432-6339

(aa) The Credit Agreement is further amended by deleting Schedule I attached thereto and replacing it with Schedule I attached hereto.

(bb) The Credit Agreement is further amended by deleting Exhibit K attached thereto and replacing it with Exhibit K attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment, including the release contemplated by Section 3 below, is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a) a counterpart of this Amendment duly executed by the Borrower, the Administrative Agent and all of the Lenders;

(b) an Acknowledgement substantially in the form of Exhibit A attached hereto, executed by each Guarantor;

(c) a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ended September 30, 2014;

(d) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower of all partnership or other necessary action taken by such party to authorize the execution and delivery of this Amendment, the performance of the Credit Agreement, as amended by this Amendment and the execution, delivery and performance of the other documents, instruments and agreements being executed by such party in connection with this Amendment;

(e) an opinion of King & Spalding LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks regarding such matters as the Administrative Agent may reasonably request;

(f) evidence that all fees payable by the Borrower to the Administrative Agent and the Lenders in connection with this Amendment have been paid including, without limitation, those fees set forth in that certain fee letter dated as of December 17, 2014, by and among the Borrower, Wells Fargo, JPMorgan Chase Bank, N.A. and the other parties thereto; and

(g) Such other documents, instruments and agreements as the Administrative Agent may reasonably request.

Section 3. Release of Guarantors. Upon the effectiveness of this Amendment as provided in Section 2 above, the Administrative Agent and the Lenders agree that the Guarantors set forth on Schedule II attached hereto shall be released as Guarantors under the Guaranty in effect immediately prior to the effectiveness of this Amendment.

Section 4. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a) Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the sole general partner of the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles of general applicability.

(b) Compliance with Laws, etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of Borrower or any other Loan Party, or any material indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

(d) No Material Adverse Effect. There has not occurred since December 31, 2013 any circumstance or condition that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 5. Reaffirmation of Representations by Borrower. The Borrower hereby repeats and reaffirms all representations and warranties made by the Borrower and the other Loan Parties to the Administrative Agent and the Lenders in the Credit Agreement and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full, except to the extent such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited under the Loan Documents.

Section 6. Reallocations.

(a) The Administrative Agent, the Borrower and each Lender agree that upon the effectiveness of this Amendment, the amount of such Lender’s Commitment is as set forth on Schedule I attached hereto. Simultaneously with the effectiveness of this Amendment, the Commitments of each of the Lenders, the principal amount of all outstanding Revolving Loans, and the participations of the Lenders in outstanding Letters of Credit and outstanding Swingline Loans shall be reallocated among the Lenders in accordance with their respective Commitment Percentages (determined in accordance with the amount of each Lender’s Commitment set forth on Schedule I attached hereto), and in order to effect such reallocations, each Lender whose Commitment exceeds its Commitment immediately prior to the effectiveness of this Amendment (each an “Assignee Lender”) shall be deemed to have purchased at par all right, title and interest in, and all obligations in respect of, the Commitments of the Exiting Lenders (defined below) and the Lenders whose Commitments are less than their respective Commitments immediately prior to the effectiveness of this Amendment (each an “Assignor Lender”), so that the Commitments of each Lender will be as set forth on Schedule I attached hereto. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, except for replacement Revolving Notes to be provided to the Assignor Lenders and Assignee Lenders in the principal amounts of their respective Commitments upon the effectiveness of this Amendment, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived).

(b) Upon the effectiveness of this Amendment, the respective Commitments of Regions Bank and The Northern Trust Company (each an “Exiting Lender”) shall be terminated, and the Exiting Lenders shall cease to be Lenders under the Credit Agreement.

(c) The Assignee Lenders shall make the proceeds of such purchases available to the Administrative Agent who shall then make such amounts of the proceeds of such purchases available (a) to each Assignor Lender as is necessary so that the aggregate principal amount of Revolving Loans held by each such Assignor Lender shall equal such Lender’s Commitment Percentage (determined in accordance with the amount of such Lender’s Commitment set forth on Schedule I attached hereto) of the aggregate outstanding principal amount of the Revolving Loans upon the effectiveness of this Amendment and (b) to each Exiting Lender as is necessary to repay in full the Revolving Loans owing to such Exiting Lender.

Section 7. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

Section 8. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 9. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only from the date as of which this Amendment is dated, unless otherwise specifically stated herein.

Section 12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns. Delivery of a counterpart hereof via facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 13. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Second Amended and Restated Credit Agreement to be executed as of the date first above written.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole general partner

By:	/s/ Christopher J. Papa
	Name:	Christopher J. Papa
	Title:	Executive Vice President and Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement

for Post Apartment Homes, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an Issuing Bank, the Swingline Lender and as a Lender

By:	/s/ Andrew W. Hussion
	Name:	Andrew W. Hussion
	Title:	Director

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement

for Post Apartment Homes, L.P.]

JPMORGAN CHASE BANK, N.A., as Issuing Bank and as a Lender

By:	/s/ Marc Costantino
	Name:	Marc Costantino
	Title:	Executive Director

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement

for Post Apartment Homes, L.P.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Chad McMasters
	Name:	Chad McMasters
	Title:	SVP

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement

for Post Apartment Homes, L.P.]

SUNTRUST BANK, as a Lender

By:	/s/ Francine Glandt
	Name:	Francine Glandt
	Title:	Senior Vice President

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement

for Post Apartment Homes, L.P.]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ J. Lee Hord
	Name:	J. Lee Hord
	Title:	Senior Vice President

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement

for Post Apartment Homes, L.P.]

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Andrew Romanosky
	Name:	Andrew Romanosky
	Title:	Director

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement

for Post Apartment Homes, L.P.]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Robert T. Barnaby
	Name:	Robert T. Barnaby
	Title:	Senior Vice President

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement

for Post Apartment Homes, L.P.]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Frederick H. Denecke
	Name:	Frederick H. Denecke
	Title:	Senior Vice President

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement

for Post Apartment Homes, L.P.]

TD BANK, N.A., as a Lender

By:	/s/ Michael Duganich
	Name:	Michael Duganich
	Title:	Vice President

SCHEDULE I

Commitments

Lender	Commitment Amount
Wells Fargo Bank, National Association	$48,000,000
JPMorgan Chase Bank, N.A.	$48,000,000
PNC Bank, National Association	$42,750,000
SunTrust Bank	$42,750,000
U.S. Bank National Association	$42,750,000
MUFG Union Bank, N.A., f/k/a Union Bank, N.A.	$39,750,000
Branch Banking and Trust Company	$12,000,000
Capital One, N.A.	$12,000,000
TD Bank, N.A.	$12,000,000

TOTAL	$300,000,000

SCHEDULE II

Released Guarantors

POST FB I, LIMITED PARTNERSHIP

POST FB II, LIMITED PARTNERSHIP

AUSTIN BC, L.P.

POST EASTSIDE LIMITED PARTNERSHIP

POST MIDTOWN SQUARE, L.P.

POST-AMERUS RICE LOFTS, L.P.

PARK LAND DEVELOPMENT, LLC

POST CARLYLE I, LLC

POST CARLYLE II, LLC

PF APARTMENTS, LLC

PBP APARTMENTS, LLC

PBC APARTMENTS, LLC

POST ALEXANDER, LLC

PMBC AUSTIN LIMITED PARTNERSHIP

POST BALLANTYNE, LLC

POST GATEWAY PLACE, LLC

POST PARKSIDE (ATLANTA), LLC

POST KATY TRAIL, LLC

POST SPRING, LLC

POST LEGACY, L.P.

POST WORTHINGTON, L.P.

EXHIBIT A

FORM OF GUARANTOR ACKNOWLEDGEMENT

THIS GUARANTOR ACKNOWLEDGEMENT dated as of January     , 2015 (this “Acknowledgement”) executed by each of the undersigned (the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) and each “Lender” a party to the Credit Agreement referred to below (the “Lenders”).

WHEREAS, Post Apartment Homes, L.P., a limited partnership formed under the laws of the State of Georgia (the “Borrower”), the Lenders, the Administrative Agent and certain other parties have entered into that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended by the Amendment referred to below and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, each of the Guarantors is a party to that certain Amended and Restated Guaranty dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) pursuant to which they guarantied, among other things, the Borrower’s obligations under the Credit Agreement on the terms and conditions contained in the Guaranty;

WHEREAS, the Borrower, the Administrative Agent and the Lenders are to enter into a Second Amendment to Second Amended and Restated Credit Agreement dated as of the date hereof (the “Amendment”), to amend the terms of the Credit Agreement on the terms and conditions contained therein; and

WHEREAS, it is a condition precedent to the effectiveness of the Amendment that the Guarantors execute and deliver this Acknowledgement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. Reaffirmation. Each Guarantor hereby reaffirms its continuing obligations to the Administrative Agent and the Lenders under the Guaranty and agrees that the transactions contemplated by the Amendment, including without limitation, the release of certain Guarantors effected by Section 3 of the Amendment, shall not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of such Guarantor thereunder.

Section 2. Governing Law. THIS ACKNOWLEDGEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Counterparts. This Acknowledgement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guarantor Acknowledgement as of the date and year first written above.

POST PROPERTIES, INC.

By:
Name:	Christopher J. Papa
Title:	Executive Vice President and Chief Financial Officer

POST GP HOLDINGS, INC.

By:
Name:	Christopher J. Papa
Title:	Executive Vice President and Chief Financial Officer

POST LP HOLDINGS, INC.

By:
Name:	Christopher J. Papa
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT K

FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: Post Apartment Homes, L.P.

Lender: Wells Fargo Bank, N.A., as Administrative Agent for itself and on behalf of the Lenders

Loan: Loan number WB11164 made pursuant to that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 between Borrower and Lender, as amended from time to time (the “Credit Agreement”)

Effective Date:             , 201

Check applicable box:

☐	New – This is the first Disbursement Instruction Agreement submitted in connection with the Loan.

☐	Replace Previous Agreement – This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter;

(2)	to designate an individual or individuals with authority to request disbursements of funds from Restricted Accounts (as defined in the Terms and Conditions attached to this Agreement), if applicable; and

(3)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above is referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to 2.3.(b) of the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Disbursement of Loan Proceeds at Origination/Closing

Closing Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement”):

	Individual’s Name	Title
1.
2.
3.
4.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.): N/A

If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

Permitted Wire Transfers: Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination

Subsequent Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement”):

	Individual’s Name	Title
1.
2.
3.
4.

Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.): N/A

If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

Permitted Wire Transfers: Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

Direct Deposit: Disbursement Requests for Subsequent Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:

Wells Fargo Bank, N.A. Deposit Account Number:

Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

BORROWER:

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole general partner

By:
	Name:	Christopher J. Papa
	Title:	Executive Vice President and Chief Financial Officer

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.

“Receiving Bank” means the financial institution where a Receiving Party maintains its account.

“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

“Restricted Account” means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent, Issuing Banks, Swingline Lender and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, any Issuing Bank, Swingline Lender or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, any Issuing Bank’s, Swingline Lender’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Issuing Bank, Swingline Lender any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent, any Issuing Bank, Swingline Lender nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT, ANY ISSUING BANK, SWINGLINE LENDER OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE CREDIT AGREEMENT).

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

CLOSING EXHIBIT

WIRE INSTRUCTIONS

All wire instructions must contain the following information:

•	Transfer/Deposit Funds to (Receiving Party Account Name)

•	Receiving Party Deposit Account Number

•	Receiving Bank Name, City and State

•	Receiving Bank Routing (ABA) Number

•	Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

SUBSEQUENT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

All wire instructions must contain the following information:

•	Transfer/Deposit Funds to (Receiving Party Account Name)

•	Receiving Party Deposit Account Number

•	Receiving Bank Name, City and State

•	Receiving Bank Routing (ABA) Number

•	Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)